EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Agreement is made as of March 20, 2017, by and between Entercom Communications Corp., a Pennsylvania corporation (hereinafter referred to as the “Company” or “we”), and Richard Schmaeling (hereinafter referred to as “Employee” or “you”).

The Company shall employ Employee and Employee hereby accepts employment with the Company upon the terms, conditions and provisions of this Agreement as set forth below.

1. Term. The term of this Agreement shall commence on April 18, 2017 and continue through April 30, 2021, subject to termination as provided herein.

2. Salary and Benefits. You will be paid a salary as follows:

a. For the period from April 18, 2017 to April 30, 2018, you will be paid, on a semi-monthly basis, an annualized salary of $525,000.

b. Commencing May 1, 2018 and each May 1 thereafter, your salary shall be increased by not less than three percent (3%) or such greater amount as may be determined by the Company in its sole discretion.

Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

In addition, you will be eligible to participate in the Company’s 401(k) plan and you will be provided with such insurance, leave and other benefits generally available to officers of the Company, as governed by the applicable plan documents and Company policy, provided, that you will accrue vacation time at the rate of no less than twenty (20) days per calendar year (or more as required by Company policy for officers) in accordance with the Company’s vacation policy.

3. Annual Incentive Bonus. You will be eligible for an annual cash bonus with a target amount equal to eighty percent (80%) of your annual salary in the year for which the bonus is paid (“Annual Incentive Bonus”), provided however for calendar year 2017, the target amount shall be five-sixths (5/6) of a full year cash bonus. The actual amount of such bonus will be determined in the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board of Directors”) based on a review of the Company’s performance and your performance during the fiscal year then ended. Notwithstanding the forgoing, you must work through the end of the fiscal year in question to be eligible for the bonus for that year. The amount of the bonus will be determined and paid as soon as reasonably practicable following the receipt of the Company’s financial statements for the fiscal year in question, but in no event later than two and one-half (2 1⁄2) months following the end of the fiscal year for which such bonus is earned.

4. Car Allowance. You will receive a monthly car allowance of $1,000 per month for each month that this Agreement is in effect.

5. Initial Grant of Restricted Stock. Shortly following the closing of the Company’s acquisition of CBS Radio Inc. (or the termination of the underlying merger agreement without closing), the Compensation Committee will grant you 50,000 shares of restricted stock under the Entercom Equity Compensation Plan (including any replacement thereof) (the “Plan”). Subject to your continued employment with the Company through the vesting date, such grant shall vest as follows: 50% on the second anniversary of the date of commencement of your employment hereunder and 25% on each of the third and fourth anniversaries of the date of commencement of your employment hereunder. Consistent with the foregoing, the terms of such grant shall be set forth in a grant instrument in the form approved by the Compensation Committee.

6. Future Equity Grants. Commencing with the Company’s 2018 fiscal year, you will be eligible to receive annual equity grants with a target value of $600,000, as determined in the discretion of the Compensation Committee based upon the recommendation of the Chief Executive Officer of the Company (the “CEO”). Subject to your continued employment with the Company through the vesting date, such equity grant shall vest as follows: 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries of the date of grant. Consistent with the foregoing, the terms of any such grants shall be set forth in a grant instrument in the form approved by the Compensation Committee.

7. Duties. You will serve as Executive Vice President and Chief Financial Officer of the Company, reporting directly to the CEO. You will be responsible for the general management and supervision of the fiscal affairs of the Company and such other duties as may be assigned to you by the Board of Directors or the CEO, which may include supervision of various other corporate staff functions. As part of such duties and responsibilities, you shall see that a full and accurate accounting of all financial transactions of the Company is made, oversee the investment and reinvestment of the capital funds of the Company, cooperate in the conduct of the annual audit of the Company’s financial records and manage the relationships with the Company’s lenders and investors. You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written consent of the CEO of the Company, provided, however, that you may serve on the board of directors or similar position with one or more not for profit organizations provided such duties do not materially detract from your services to the Company.

8. Termination. This Agreement may be terminated during the initial term or any renewal term as follows:

a. The Company may terminate this Agreement and your employment hereunder at any time for Cause and without further obligation hereunder. For purposes of this Agreement, “Cause” shall include the following (as determined by the Company in its reasonable discretion): (i) you have engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course your employment or service; (ii) you have breached any material provision of this Agreement, including without limitation, violating any of the restrictive covenants contained in Section 9 hereof; or (iii) you have intentionally disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information. Any such termination for Cause shall occur only following notice to the Employee and a reasonable opportunity to cure, provided the action or failure to act alleged to constitute Cause is subject to cure.

b. The Company may terminate this Agreement and your employment hereunder at any time for its convenience and without Cause. The Employee may terminate this Agreement and his employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in the Employee’s position, authority or duties or in his direct reporting to the CEO without his prior written consent; (ii) a reduction in the Employee’s salary or target annual incentive bonus for any calendar year without his prior written consent; (iii) the relocation of the Employee’s job location by more than thirty-five (35) miles without his prior written consent; or (iv) the Company’s material breach of the terms of this Agreement; provided, however, that no such occurrence shall constitute the basis for a termination for Good Reason unless the Employee shall notify the Company in writing within sixty (60) days of such occurrence that he considers the occurrence to be the basis for a termination for Good Reason and the Company does not cure such occurrence within thirty (30) days of receipt of written notice from Employee, provided the occurrence is subject to cure. In the event of a termination of this Agreement and your employment hereunder by (x) the Company without Cause (and other than due to disability) or (y) the Employee for Good Reason, in either case subject to the conditions set forth below, the Company shall be obligated to (i) beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay you the salary in accordance with the Company’s regular payroll practices for one (1) year from the date of such termination, provided, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment; (ii) pay you on the sixtieth (60th) day after your termination, a one-time bonus in an amount equal to the Annual Incentive Bonus that you were paid in the year immediately preceding the year in which your termination occurs (or if such termination occurs before any bonus has been paid, your target annual bonus for the year of termination), prorated in accordance with the number of days from January 1 to the date of such termination in the year in which such termination occurs; and (iii) provide that all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination, as if you had remained employed hereunder through that date (collectively, the “Severance Benefits”). Your receipt of the Severance Benefits is expressly conditioned on: (x) your agreeing to a general release in form satisfactory to the Company and that is both customary and reasonable for the purpose, releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, (y) your full compliance with the restrictive covenants contained in Section 9 hereof; and (z) for a period of twelve (12) months following the date of your termination, your availability to provide at mutually agreed upon times consistent with your family commitments and the obligations of any new employment you undertake, and, if reasonably requested by the Company, your provision of consultative services related to the Company’s transition to your successor, i.e., if you fail to timely sign or revoke a customary and reasonable release, violate any of the restrictive covenants contained in Section 9 hereof, or fail to provide requested consultative services subject to the limitations described above, the Severance Benefits shall cease and any then-unvested equity grants will be forfeited. Any payments made under this Section 8.a incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company, except for payment of salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

c. If (i) a Change in Control (as defined below) occurs during the initial term or any renewal term of this Agreement; and (ii) a termination of this Agreement and your employment hereunder by the Company without Cause or by you for Good Reason occurs as a result of a Change of Control during the period commencing on the date of execution of a binding agreement which would result in a Change in Control if consummated and ending on the twelve (12) month anniversary of the consummation of such Change in Control, then you shall be entitled to the Severance Benefits, subject to the terms and conditions thereof (including, without limitation, those requirements that you must satisfy as a condition to your receipt of the Severance Benefits), except that for purposes of this Section 8.c, all of your then-outstanding equity grants, to the extent not previously vested, which are subject to vesting solely on the basis of time shall fully vest and become immediately exercisable or settled as of the date of such termination of employment (which shall be in lieu of any continued vesting of such equity grants pursuant to clause (iii) of Section 8.b). For purposes of this paragraph, a “Change in Control” shall mean any transaction or series of related transactions the consummation of which results in another individual or entity holding or having a beneficial interest in shares of the Company’s capital stock that represent more than fifty percent (50%) of the voting power of the Company’s outstanding capital stock; provided, that a Change of Control shall not include: (1) the consummation of the Company’s acquisition of CBS Radio Inc.; or (2) any transaction which results in the Field Family or any group thereof holding or having a beneficial interest in shares of the Company’s capital stock that represent more than fifty percent (50%) of the voting power of the Company’s outstanding capital stock.

d. If this Agreement terminates as of April 30, 2021 and not later than April 1, 2021 the Company has made you an offer to continue your employment with a salary and bonus package which is equal to or greater than your then current salary and Annual Incentive Bonus package (a “Qualified Offer”), such termination of this Agreement shall not be deemed a termination by the Company without Cause and you shall not be entitled to receive any Severance Benefits as a result therefrom. In the event of any such termination of this Agreement where the Company has not made a Qualified Offer and your employment with the Company terminates as a result therefrom, then the Company shall be obligated, beginning with the first payroll period following the sixtieth (60th) day following your termination, to continue to pay you the salary in accordance with the Company’s regular payroll practices for a period of one (1) year from the date of such termination; provided, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment. Such payments are expressly conditioned on: (i) your agreeing to a general release in form satisfactory to the Company that is both customary and reasonable for the purpose, releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, (ii) your full compliance with the restrictive covenants contained in Section 9 hereof; and (iii) for a period of twelve (12) months following the date of your termination, your availability to provide at mutually agreed upon times consistent with your family commitments and the obligations of any new employment you may undertake, and, if reasonably requested by the Company, your provision of consultative services related to the

Company’s transition to your successor, i.e., if you fail to timely sign or revoke a customary and reasonable release, violate any of the restrictive covenants contained in Section 9 hereof, or fail to provide requested consultative services subject to the limitations described above, such continued salary payments shall cease. Any continued employment pursuant to a Qualified Offer or any alternative thereto agreed to by the parties shall be deemed an extension of the term and the provisions of this Agreement shall continue in full force and effect, except to the extent modified by the Qualified Offer or any alternative thereto agreed to by the parties.

9. Restrictive Covenants. You agree to the following restrictive covenants:

a. Non-Competition. It is understood and agreed that so long as you are employed by the Company and for a period of twelve (12) months thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for any Radio Company that serves any portion of the United States. For this purpose, a “Radio Company” is any company that, as a material part of its business, competes in any material manner with the then present or planned business activities of the Company, which shall mean a business initiative materially discussed by the Board of Directors or which is currently under material consideration by the Board of Directors or which has been approved by the Board of Directors which shall include specifically but limited to the distribution of audio entertainment products (e.g., terrestrial radio, satellite radio, wireless / mobile radio and internet radio). If you are employed by a company with a non-material radio business, you agree that you will not perform any services for that radio business during such twelve (12) month period.

b. Non-Solicitation of Employees. In addition it is understood and agreed that for the twelve (12) month period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ under your direct supervision, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto.

c. You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this Section 9. In the event you violate the restrictive covenants set forth in this Section 9, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation. You acknowledge that any violation of the provisions set forth in this Section 9 may cause irreparable harm to the Company. You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

10. Confidentiality and Intellectual Property Rights. Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data, all of which you agree will be held in the strictest confidence at all times. All copyright, trademark and/or other intellectual property rights of any kind developed during the term of this Agreement and relating to or useful in the Company’s business, or to your duties hereunder (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights. To the extent that any Works are not deemed “work for hire”, Employee hereby assigns all of Employee’s rights in such Works to the Company and waives any and all moral rights Employee may have in such Works. Employee’s obligations under this Section 10 shall survive the expiration or termination of this Agreement.

Notwithstanding any other provision herein, Employee understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

11. Moving Expenses. In connection with your move to the Philadelphia area, the Company will provide you with or reimburse you for the following:

a. reasonable expenses incurred in the packing and moving of your normal personal belongings (clothes, furniture and other usual household items), subject to the Company’s receipt of adequate documentation for expenses incurred; and

b. temporary lodging, on terms reasonably acceptable to the Company, for a period of up to six (6) months from the commencement of your employment under this Agreement.

12. No Restrictions. In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

13. Miscellaneous. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supersedes all prior agreements concerning same, whether written or oral. Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

14. Section 409A.

a. To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.

b. Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”

c. Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

d. Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying Section 409A of the Code.

e. Notwithstanding anything herein to the contrary, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

15. Indemnification. The Company shall indemnify Employee to the fullest extent permitted by the Company’s bylaws. You shall have the benefit of continuing directors’ and officers’ insurance policy (or policies) coverage at levels no less favorable to you in any respect (including with respect to scope, exclusions, amounts and deductibles) than those in effect for senior executives of the Company.

16. Legal Fees. The Company shall reimburse Employee for all legal fees and expenses related to advice obtained by him in connection with the negotiation and execution of this Employment Agreement up to a maximum amount of $5,000.

17. Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date(s) written below.

Richard Schmaeling

/RICHARD SCHMAELING/

Date: 3/20/17

Entercom Communications Corp.

/ANDREW P. SUTOR, IV/
Andrew P. Sutor, IV
Senior Vice President and General Counsel

Date: 3/20/17

[Signature page to Employment Agreement]